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                                                                    EXHIBIT 23.1

                               Consent of KPMG LLP

Board of Directors
Insurance Auto Auctions

We consent to incorporation by reference in the registration statement No. 33-48805 on Form S-8 of Insurance Auto Auctions, Inc. of our report dated March 1, 2002 relating to the consolidated balance sheets of Insurance Auto Auctions, Inc. and subsidiaries as of the end of fiscal years 2001 and 2000 and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years 2001, 2000 and 1999 which report appears in the December 30, 2001 annual report on Form 10-K of Insurance Auto Auctions, Inc.


/s/ KPMG LLP

Chicago, Illinois
March 29, 2002